Exhibit 10.19
EVOLV TECHNOLOGIES HOLDINGS, INC.
2021 INCENTIVE AWARD PLAN
PERFORMANCE STOCK UNIT GRANT NOTICE
Capitalized terms not specifically defined in this Performance Stock Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the Evolv Technologies Holdings, Inc. 2021 Incentive Award Plan (as amended from time to time, the “Plan”). Evolv Technologies Holdings, Inc. (the “Company”) hereby grants to the participant listed below (“Participant”) the Performance Stock Units described in this Grant Notice (the “PSUs”), subject to the terms and conditions of the Plan and the Performance Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:
Grant Date:
Target Number of Performance Stock Units:
Performance Period:	January 1, [•] – December 31, [•]
Performance Measures:	See Exhibit B attached hereto
Vesting Date:	[•] (third-year anniversary of the Grant Date)
By Participant’s signature below or electronic acceptance or authentication in a form authorized by the Company, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or relating to the PSUs.

EVOLV TECHNOLOGIES HOLDINGS, INC.	PARTICIPANT

By:	By:
Print Name:	Print Name:
Title:	Address:

EXHIBIT A
PERFORMANCE STOCK UNIT AGREEMENT
Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Participant the number of PSUs set forth in the Grant Notice.
ARTICLE I
GENERAL
Section 1.1.Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.
Section 1.2.Incorporation of Terms of Plan. The PSUs and the shares of Common Stock (“Stock”) to be issued to Participant hereunder (“Shares”) are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
Section 1.3.Consideration to the Company. In consideration of the grant of the PSUs by the Company, Participant agrees to render faithful and efficient services to the Company (or any of its parents or Subsidiaries, “Participating Company”).
ARTICLE II
AWARD OF RESTRICTED STOCK UNITS AND DIVIDEND EQUIVALENTS
Section 2.1.Award of PSUs and Dividend Equivalents.
(a)In consideration of Participant’s past and/or continued employment with or service to any Participating Company and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant the target number of PSUs set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Plan and this Agreement, subject to adjustments as provided in Article 12 of the Plan. Each PSU, to the extent vested, represents the right to receive one Share or, at the option of the Company, an amount of cash as set forth in Section 2.3(b), in either case, at the times and subject to the conditions set forth herein. However, unless and until the PSUs have vested, Participant will have no right to the payment of any Shares subject thereto. Prior to the actual delivery of any Shares, the PSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company.
(b)The Company hereby grants to Participant an Award of Dividend Equivalents with respect to each PSU granted pursuant to the Grant Notice for all ordinary cash dividends which are paid to all or substantially all holders of the outstanding shares of Stock between the Grant Date and the date when the applicable PSU is distributed or paid to Participant or is forfeited or expires. The Dividend Equivalents for each PSU shall be equal to the number of shares of Stock or, at the option of the Company, the amount of cash, which is paid as a dividend on one share of Stock. All such Dividend Equivalents shall be credited to Participant and be deemed to be reinvested in additional PSUs as of the date of payment of any such dividend based on the Fair Market Value of a share of Stock on such date. Each additional PSU which results from such deemed reinvestment of Dividend Equivalents granted hereunder shall be subject to the same vesting, distribution or payment, adjustment and other provisions which apply to the underlying PSU to which such additional PSU relates.

Section 2.2.Performance-Based Vesting.
(a)Performance Period Measures. The PSUs shall be eligible to vest based on the achievement of the Performance Measures set forth in Exhibit B attached hereto during the Performance Period specified in the Grant Notice, subject to Participant’s continued employment with or service to the Participating Companies through the vesting date set forth in the Grant Notice (the “Vesting Date”) and subject to the other terms of this Agreement. The number of PSUs that become eligible to vest may range from 0% to 250% of the Target Number of Performance Stock Units set forth in the Grant Notice, based on the level of achievement of the Performance Measures as determined by the Administrator in accordance with Exhibit B. Each additional PSU which results from deemed reinvestments of Dividend Equivalents pursuant to Section 2.1(b) hereof shall vest whenever the underlying PSU to which such additional PSU relates vests.
(b)Administrator Certification. Following the end of the Performance Period, the Administrator shall determine and certify the extent to which the Performance Measures have been achieved and the number of PSUs that have become vested in accordance with Exhibit B. The Administrator’s determination shall be final and binding.
(c)Termination Without Cause or for Good Reason. Notwithstanding Section 2.2(d), if Participant incurs a Termination of Service due to a termination by the Company without Cause or by Participant for Good Reason (as such terms are defined in Exhibit B), the PSUs shall vest on a prorated basis based on actual performance as follows:
(i)The number of PSUs eligible to vest shall be determined by multiplying the Target Number of PSUs by a fraction, the numerator of which is the number of full months of Participant’s service during the Performance Period prior to the Termination of Service, and the denominator of which is the total number of months in the Performance Period (i.e., 36 months).
(ii)Following the end of the Performance Period, the Administrator shall determine the actual level of achievement of the Performance Measures in accordance with Exhibit B, and the prorated number of PSUs determined under Section 2.2(c)(i) shall vest based on such actual performance achievement.
(iii)Any PSUs that vest pursuant to this Section 2.2(c) shall be settled in accordance with Section 2.3, at the same time as PSUs are settled for Participants who remain employed through the end of the Performance Period.
(d)Other Terminations of Service. Except as may be otherwise provided by the Administrator or as set forth in a written agreement between Participant and the Company, or as provided in Section 2.2(c) or Section 2.2(e), in the event Participant incurs a Termination of Service prior to the Vesting Date, Participant shall immediately forfeit any and all PSUs and Dividend Equivalents granted under this Agreement which have not vested or do not vest on or prior to the date on which such Termination of Service occurs, and Participant’s rights in any such PSUs and Dividend Equivalents, which are not so vested shall lapse and expire without any additional action by the Company or Participant.
(e)Transition Between Service Roles. For purposes of this Agreement, a transition from employee to consultant or board member (or vice versa) shall not constitute a Termination of Service, unless otherwise determined by the Administrator in its sole discretion. Participant’s service shall be deemed continuous across any such transition for purposes of determining eligibility for vesting under this Agreement.
Section 2.3.Settlement of PSUs.
(a)Participant’s PSUs shall be distributed in Shares (either in book-entry form or otherwise) or, at the option of the Company, paid in an amount of cash as set forth in Section 2.3(b), in either case, as soon as administratively practicable following the vesting of the applicable PSU pursuant to Section 2.2, and, in any event, no later than March 15th of the calendar year following the year in which such vesting occurred (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from Section 409A). Notwithstanding the foregoing, the Company may delay a distribution or payment in settlement of PSUs if it reasonably determines that such payment or distribution will violate federal securities laws or any other Applicable Law, provided that such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no payment or distribution shall be delayed under this Section 2.3(a) if such delay will result in a violation of Section 409A.
(b)In the event that the Company elects to make payment of Participant’s PSUs in cash, the amount of cash payable with respect to each PSU shall be equal to the Fair Market Value of a Share on the day immediately preceding the applicable distribution or payment date set forth in Section 2.3(a). All distributions made in Shares shall be made by the Company in the form of whole Shares unless otherwise determined by the Administrator. The Administrator shall determine whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.
Section 2.4.Conditions to Issuance of Certificates. The Company shall not be required to issue or deliver any certificate or certificates for any Shares or to cause any Shares to be held in book-entry form prior to the fulfillment of all of the following conditions: (a) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of the Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable, (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable, and (d) the receipt of full payment of any applicable withholding tax in accordance with Section 2.5 by the Participating Company with respect to which the applicable withholding obligation arises.
Section 2.5.Tax Withholding. Notwithstanding any other provision of this Agreement:
(a)The Participating Companies have the authority to deduct or withhold, or require Participant to remit to the applicable Participating Company, an amount sufficient to satisfy any applicable federal, state, local and foreign taxes (including the employee portion of any FICA obligation) required by Applicable Law to be withheld with respect to any taxable event arising pursuant to this Agreement. The Participating Companies may withhold or Participant may make such payment in one or more of the forms specified below:
(i)by cash or check made payable to the Participating Company with respect to which the withholding obligation arises;

(ii)by the deduction of such amount from other compensation payable to Participant;
(iii)with respect to any withholding taxes arising in connection with the distribution of the PSUs, with the consent of the Administrator, by requesting that the Company withhold a net number of vested shares of Stock otherwise issuable pursuant to the PSUs having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Participating Companies based on the maximum statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income;
(iv)with respect to any withholding taxes arising in connection with the distribution of the PSUs, with the consent of the Administrator, by tendering to the Company vested shares of Stock having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Participating Companies based on the maximum statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income;
(v)with respect to any withholding taxes arising in connection with the distribution of the PSUs, through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to shares of Stock then issuable to Participant pursuant to the PSUs, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Participating Company with respect to which the withholding obligation arises in satisfaction of such withholding taxes; provided that payment of such proceeds is then made to the applicable Participating Company at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or
(vi)in any combination of the foregoing.
(b)With respect to any withholding taxes arising in connection with the PSUs, in the event Participant fails to provide timely payment of all sums required pursuant to Section 2.5(a), the Company shall have the right and option, but not the obligation, to treat such failure as an election by Participant to satisfy all or any portion of Participant’s required payment obligation pursuant to Section 2.5(a)(ii) or Section 2.5(a)(iii) above, or any combination of the foregoing as the Company may determine to be appropriate. The Company shall not be obligated to deliver any shares of Stock issuable with respect to the PSUs to Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the vesting or settlement of the PSUs or any other taxable event related to the PSUs.
(c)In the event any tax withholding obligation arising in connection with the PSUs will be satisfied under Section 2.5(a)(iii), then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of shares from those shares of Stock then issuable to Participant pursuant to the PSUs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation and to remit the proceeds of such sale to the Participating Company with respect to which the withholding obligation arises. Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 2.5(c), including the transactions described in the previous sentence, as applicable. The Company may refuse to issue any shares of Stock in settlement of the PSUs to Participant until the foregoing tax withholding obligations are satisfied, provided that no payment shall be delayed under this Section 2.5(c) if such delay will result in a violation of Section 409A of the Code.
(d)Participant is ultimately liable and responsible for all taxes owed in connection with the PSUs, regardless of any action any Participating Company takes with respect to any tax withholding obligations that arise in connection with the PSUs. No Participating Company makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the PSUs or the subsequent sale of Shares. The Participating Companies do not commit and are under no obligation to structure the PSUs to reduce or eliminate Participant’s tax liability.
Section 2.6.Rights as Stockholder. Neither Participant nor any Person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.
ARTICLE III
RESTRICTIVE COVENANTS
Section 3.1.Acknowledgments. In light of the competitive and proprietary aspects of the business of Company, the Participant acknowledges that Executive executed a Non-Competition, Non-Solicitation, Non-Disclosure, and Intellectual Property Agreement previously entered into with the Company. Executive expressly reaffirms the terms and provisions of the Covenants Agreement as a condition of the right to receive and retain the PSUs granted hereunder.
ARTICLE IV
OTHER PROVISIONS
Section 4.1.Administration. The Administrator shall have the power to interpret the Plan, the Grant Notice and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested Persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice or this Agreement.
Section 4.2.PSUs Not Transferable. The PSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the PSUs have been issued, and all restrictions applicable to such Shares have lapsed. No PSUs or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
Section 4.3.Adjustments. The Administrator may accelerate the vesting of all or a portion of the PSUs in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the PSUs and the Shares subject to the PSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Section 12.2 of the Plan.
Section 4.4.Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 4.4, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
Section 4.5.Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
Section 4.6.Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
Section 4.7.Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the PSUs are granted, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan, the Grant Notice and this Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.
Section 4.8.Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the PSUs in any material way without the prior written consent of Participant.
Section 4.9.Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 4.2 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
Section 4.10.Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the PSUs (including PSUs which result from the deemed reinvestment of Dividend Equivalents), the

Dividend Equivalents, the Grant Notice and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
Section 4.11.Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of any Participating Company or shall interfere with or restrict in any way the rights of any Participating Company, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent (a) expressly provided otherwise in a written agreement between a Participating Company and Participant or (b) where such provisions are not consistent with applicable foreign or local laws, in which case such applicable foreign or local laws shall control.
Section 4.12.Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings, notices, communications and agreements of the Company and Participant with respect to the subject matter hereof.
Section 4.13.Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A. However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other Person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
Section 4.14.Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
Section 4.15.Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs and Dividend Equivalents.
Section 4.16.Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.
Section 4.17.Broker-Assisted Sales. In the event of any broker-assisted sale of shares of Stock in connection with the payment of withholding taxes as provided in Section 2.5(a)(iii) or Section 2.5(a)(v): (a) any shares of Stock to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation arises or as soon thereafter as practicable; (b) such shares of Stock may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price;

(c) Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the proceeds of such sale exceed the applicable tax withholding obligation, the Company agrees to pay such excess in cash to Participant as soon as reasonably practicable; (e) Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation; and (f) in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, Participant agrees to pay immediately upon demand to the Participating Company with respect to which the withholding obligation arises an amount in cash sufficient to satisfy any remaining portion of the applicable Participating Company’s withholding obligation.

EXHIBIT B
PERFORMANCE MEASURES
The Performance Measures for the PSUs shall be the relative TSR (as defined below) percentile ranking of the Company as compared to the Russell 2000 Index (as defined below) during the Performance Period[, as modified by the Company’s absolute annualized TSR during the Performance Period]. The number of earned PSUs will be determined in accordance with table set forth below in Section 2. The Administrator, in its sole discretion, will review, analyze and certify the achievement of the Company’s relative TSR percentile ranking for the Performance Period as compared to the Russell 2000 Index[ and the Company’s absolute TSR for the Performance Period] and will determine the number of earned PSUs in accordance with the terms of this Agreement, the Grant Notice and the Plan.
1.Definitions
All defined terms shall have the meanings set out in the Plan or the Agreement, except as otherwise defined below:
(a)“Beginning Average Price” means the average closing price per share of the Company’s Common Stock on Nasdaq during the first thirty (30) calendar days of the Performance Period (i.e., January 1 through January 30 of the first year of the Performance Period).
(b)“Cause” has the meaning set forth in the Severance Plan.
(c)“Dividends” means the aggregate amount of all regular cash dividends paid per share during the Performance Period, with each dividend assumed to be reinvested in additional shares at the closing price on the dividend payment date.
(d)“Ending Average Price” means the average closing price per share of the Company’s Common Stock on Nasdaq during the last thirty (30) calendar days of the Performance Period (i.e., December 2 through December 31 of the final year of the Performance Period).
(e)“Good Reason” has the meaning set forth in the Severance Plan.
(f)“Index Constituents” means those companies that comprise the Russell 2000 Index as of January 1 of the first year of the Performance Period, subject to the adjustments set forth in Section 3 below.
(g)“Performance Period” means the three-year period commencing on January 1 of the year specified in the Grant Notice and ending on December 31 of the third calendar year thereafter.
(h)“Russell 2000 Index” means the Russell 2000 Index as published by FTSE Russell or any successor index.
(i)“Severance Plan” means the Company’s Executive Severance and Change in Control Plan, effective as of January 1, 2023, as amended from time to time, or any successor plan thereto.

(j)“Target Number” means the Target Number of Performance Stock Units specified in the Grant Notice.
(k)“Total Shareholder Return” or “TSR” means, with respect to the Company or any Index Constituent, the percentage determined by the following formula:
For purposes of calculating TSR for Index Constituents, all prices and dividends shall be appropriately adjusted to reflect stock splits, stock dividends, reorganizations, recapitalizations, and other similar events.
2.Performance Vesting Schedule
The number of PSUs that become eligible to vest shall be determined based on the Company’s relative TSR performance as compared to the Index Constituents during the Performance Period, in accordance with the following schedule:

Company’s TSR Percentile Ranking vs. Index Constituents	Percentage of Target Number of PSUs That Vest*
Below 30th Percentile	0%
30th Percentile (Threshold)	50%
55th Percentile (Target)	100%
75th Percentile (Stretch)	200%
90th Percentile or Above (Maximum)	250%
*For performance between the 30th percentile (threshold), 55th percentile (target), 75th percentile, and 90th percentile (maximum) levels, the percentage of PSUs that vest shall be determined by linear interpolation. The Company’s TSR percentile ranking shall be calculated by:
(a)Calculating the TSR for the Company and each Index Constituent (as adjusted pursuant to Section 3 below) for the Performance Period;
(b)Ranking all such TSRs from highest to lowest;
(c)Determining the Company’s percentile ranking within such distribution using the following formula:

3.Index Constituents
The Index Constituents shall be adjusted during the Performance Period in accordance with the following rules:
(a)Mergers and Acquisitions. If an Index Constituent is acquired or merges with another entity during the Performance Period such that it ceases to be a publicly traded company, the acquired or merged company will be removed entirely from the Index Constituents for purposes of calculating relative TSR performance under this Exhibit B.
(b)Bankruptcies and Index Removals. If an Index Constituent (i) files for bankruptcy or enters into any similar insolvency proceeding, or (ii) is removed from the Russell 2000 Index during the Performance Period due to no longer meeting the eligibility criteria for inclusion in such index (including, without limitation, due to reduced market capitalization or other index methodology requirements), such Index Constituent will be removed entirely from the Index Constituents for purposes of calculating relative TSR performance under this Exhibit B.
(c)New Index Entrants. Companies that are added to the Russell 2000 Index after January 1 of the first year of the Performance Period shall not be added to the Index Constituents for purposes of this Award.
(d)Administrator Discretion. The Administrator shall have the authority to make equitable adjustments to the Index Constituents and the TSR calculations to account for extraordinary events, reorganizations, or other circumstances that the Administrator determines, in its sole discretion, would produce an inappropriate result if not adjusted.
4.Absolute TSR Modifier
Notwithstanding any other provision of this Exhibit B, if the Company’s absolute TSR for the Performance Period is negative (i.e., the Ending Average Price is less than the Beginning Average Price), then the maximum percentage of the Target Number of PSUs that may vest shall be 100%, regardless of the Company’s relative TSR percentile ranking as compared to the Index Constituents. For purposes of this provision, a negative absolute TSR means that the Ending Average Price is less than the Beginning Average Price, without regard to dividends paid during the Performance Period.
5.Administrator Certification And Discretion
Following the end of the Performance Period, the Administrator shall (a) calculate the Company’s TSR and the TSR of each Index Constituent for the Performance Period; (b) determine the Company’s percentile ranking relative to the Index Constituents; (c)[ determine whether the Absolute TSR Modifier set forth in Section 3 applies; (d)] calculate the number of PSUs that have vested pursuant to Sections 2-4; and (e) certify in writing the results of such determinations.
The Administrator’s determinations shall be final and binding on all parties. The Administrator shall have the discretion to adjust or modify the performance goals or vesting terms to account for changes in accounting standards, extraordinary items, changes in the Company’s capital structure, or other events that the Administrator determines, in its sole discretion, would produce an inappropriate result if not adjusted.